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                                                                    EXHIBIT 10.1

                                VOTING AGREEMENT

        This Agreement, dated as of May 8, 1987, is made and entered into by and between Bio Techniques Laboratories, Inc. ("BTL") and Central Soya Company, Inc. ("CSY").

        Whereas, BTL and CSY desire to make provision for the voting of capital stock of BTL for the election of Directors,

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Joint Development and Marketing Agreement between the parties of even date herewith, BTL and CSY agree as follows:

        1. Election of Directors. In the election of Directors of BTL, CSY shall vote all shares of capital stock of BTL owned by it, or as to which it has voting power, for candidates nominated by the then-current Directors of BTL. CSY shall not vote its shares for the removal of any such Directors.

        2. Election of CSY Nominee. BTL shall cause its Board of Directors to appoint to the Board of Directors of BTL one nominee designated by CSY, which nominee must be reasonably acceptable to the current Directors of BTL. BTL further agrees to cause its Board of Directors to nominate the CSY designee in all future elections of BTL Directors, provided that the Funding to be furnished to BTL by CSY pursuant to the Joint Development and Marketing Agreement has not been terminated by CSY before at least $2,400,000 in Aggregate Funding has been paid.

        3. Legend. CSY agrees that all certificates representing capital stock of BTL issued to CSY shall be endorsed with the following legend:

         "Shares represented by this certificate as subject to terms, conditions and restrictions contained in a Voting Agreement, a copy of which is on file with the Secretary of the Corporation."

        4. Specific Enforcement. The parties intend and agree that the provisions of this agreement shall be specifically enforceable.

        5. Qualified Nominees. Notwithstanding Sections 1 and 2 hereof, CSY shall not be obligated to vote for the election of any nominee of the BTL Board, and BTL shall not be obligated to nominate any designee of CSY, if such person is disqualified for service as a Director by reason of having committed acts of gross negligence or malfeasance in office.



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        6. Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

        7. Term. This Agreement shall terminate on the earlier of _____________, 1997 or the date on which the warrants and options held by CSY for the purchase of BTL capital stock expire unexercised.

        8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington.

CENTRAL SOYA COMPANY, INC.             BIO TECHNIQUES LABORATORIES, INC.

By: /s/ DAVID H. SWANSON               By: /s/ WILLIAM D. ST. JOHN
    ----------------------------           -------------------------------------
        David H. Swanson
 Title: President & CEO                Title: President
        ------------------------              ----------------------------------
P.0. Box 1400                          15555 N.E. 33rd
Fort Wayne, IN 46801-1400              Redmond, WA 98052


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